UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 21, 2008

Q.E.P. CO., INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-21161	13-2983807
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1001 Broken Sound Parkway NW Suite A

Boca Raton, Florida 33487

(Address of principal executive offices)

561-994-5550

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1- Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On May 21, 2008, Q.E.P. Co., Inc. (the “Company”), Bank of America, N.A., successor-in-interest to Fleet Capital Corporation (“BOA”), and HSBC Bank USA, National Association, successor-by-merger to HSBC Bank USA (“HSBC” and together with BOA, the “Lenders”), executed an Eleventh Amendment Agreement by and among the Company, certain affiliates of the Company, the Lenders, and BOA as Agent (the “Amendment”), which amended the Company’s Second Amended and Restated Loan Agreement dated as of November 14, 2002 (as amended and in effect from time to time, the “Loan Agreement”). Pursuant to the Amendment, the maturity date for the $29 million revolving credit loan and the $1.8 million mortgage on the Canadian facility was extended to May 20, 2011 from July 25, 2008 for the revolving credit loan and September 1, 2008 for the mortgage loan. The Amendment revises the Loan Agreement so that the Loan Agreement will no longer provide for the BV loan or term loan and will consist solely of the revolving credit loan and mortgage on the Canadian facility. The Amendment also made the following modifications to the Loan Agreement: (1) all foreign subsidiaries other than Roberts Company Canada Limited were released as Borrowers under the Loan Agreement; (2) all foreign subsidiaries excluding all subsidiaries in Canada, the U.K., France, Australia and New Zealand executed Negative Pledge Agreements; and (3) the covenants relating to the maintenance of a minimum current ratio and a minimum tangible net worth were eliminated. The total amount available for borrowing under the revolving credit loan, the interest rates applicable to the borrowings outstanding and all other covenants under the Loan Agreement remain unchanged from the Loan Agreement, as amended by prior amendments.

Section 2- Financial Information

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Q.E.P. Co., Inc.

Date: May 27, 2008	By:	/s/ Stuart F. Fleischer
	Name:	Stuart F. Fleischer
	Title:	Chief Financial Officer